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                                                                     Exhibit 4.7
                                                                     -----------

                          SECOND SUPPLEMENTAL INDENTURE

                          dated as of December 4, 2000

                                       to

                                    INDENTURE

                          dated as of October 20, 1997

                                      among



                    BUILDING MATERIALS CORPORATION OF AMERICA

                                       and

                  BUILDING MATERIALS MANUFACTURING CORPORATION,

                                   as Issuers,

                                       and

                   BUILDING MATERIALS INVESTMENT CORPORATION,

                             as Original Guarantor,

                   THE ADDITIONAL GUARANTORS SIGNATORY HERETO

                                       and

                              THE BANK OF NEW YORK,

                                   as Trustee


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                  This SECOND SUPPLEMENTAL INDENTURE to the Indenture (as
defined below) (the "Second Supplemental Indenture") dated as of December 4, 2000, is made among BUILDING MATERIALS CORPORATION OF AMERICA, a Delaware corporation (the "Company"), BUILDING MATERIALS MANUFACTURING CORPORATION, a Delaware corporation wholly-owned by the Company ("BMIC," and together with the Company, the "Issuers"), BUILDING MATERIALS INVESTMENT CORPORATION, a Delaware corporation wholly-owned by the Company (the "Original Guarantor"), THE BANK OF NEW YORK, a New York banking corporation, as trustee (the "Trustee"), and the ADDITIONAL GUARANTORS signatory hereto (the "Additional Guarantors," and together with the Original Guarantor, the "Guarantors") and amends the Indenture, dated as of October 20, 1997, between the Company and the Trustee, as amended by the First Supplemental Indenture, dated January 1, 1999, among the Issuers, the Original Guarantor and the Trustee (as further amended from time to time, the "Indenture").


                                R E C I T A L S:
                                ----------------

                  A. Pursuant to the Indenture, the Issuers issued $100 million in aggregate principal amount at maturity of its 8% Senior Notes due 2007 (the "Securities").

                  B. The Issuers, the Guarantors and the Trustee desire by this Second Supplemental Indenture to amend certain provisions of the Indenture.

                  C. Consent to the amendments set forth in Article I herein have been solicited from the holders of record as of November 27, 2000, of the Securities pursuant to a Consent Solicitation Statement dated the 6th day of December 2000, as supplemented by the Supplement to Consent Solicitation Statement dated the 20th day of December 2000 (the "Consent Solicitation Statement"). The effectiveness of this Second Supplemental Indenture is conditioned upon the receipt of the Requisite Consents (as defined in the Consent Solicitation Statement).

                  D. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

                  NOW, THEREFORE, it is hereby agreed as follows:


                                    ARTICLE I

                                   AMENDMENTS

                  SECTION 1.01. Certain Defined Terms. The following provisions set forth in the definitions in Section 1.01 of the Indenture are hereby amended as follows:



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                  (a) The definition of "Credit Agreement" is hereby amended and restated in its entirety to read as follows:

                  "Credit Agreement" means the amended and restated Credit Agreement, dated as of December 4, 2000, among the Company, the lenders party thereto, Fleet National Bank, as Documentation Agent, Bear Stearns Corporate Lending Inc., as Syndication Agent, and The Bank of New York, as Swing Line Lender and as Administrative Agent, as the same may be amended, supplemented, Refinanced (including by the DIP Facility) or otherwise modified from time to time."

                  (b) The following defined terms are added to Section 1.01 in the appropriate alphabetical order:

                  "Collateral Agent Agreement" means the collateral agent trust agreement, dated as of December 4, 2000, among the Company, the Subsidiary Guarantors identified therein, The Chase Manhattan Bank, Fleet National Bank, The Bank of New York, as Collateral Agent, The Bank of New York, as Indenture Trustee, and The Bank of New York, as Administrative Agent under the Credit Agreement and the New Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Consent Solicitation Statement" means that certain consent solicitation statement of the Company and Building Materials Manufacturing Corporation dated December 6, 2000, as supplemented on December 20, 2000."

                  "DIP Facility" has the meaning ascribed to such term in the New Credit Agreement.

                  "New Credit Agreement" means the secured credit agreement, dated as of December 4, 2000, among the Company, the Lenders party thereto, and The Bank of New York, as Swing Line Lender and as Administrative Agent, as the same may be amended, supplemented, Refinanced (including by the DIP Facility) or otherwise modified from time to time.

                  "Other Indebtedness" means the obligations under that certain promissory note issued by the Company to The Chase Manhattan Bank dated as of the effective date of the New Credit


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                  Agreement which was issued to replace the obligations of the
                  Company under that certain platinum bullion lease effective December 1, 2000 (and any subsequent confirmations of such lease entered into prior to the effective date of the New Credit Agreement) and approximately $3.5 million of obligations under a standby letter of credit, dated as of June 4, 1999, issued by Fleet National Bank in connection with the Company's Shafter, California facility, as each may be amended, supplemented, refinanced (including by the DIP Facility) or otherwise modified from time to time and any hedging obligations entered into with counterparties that are the lenders or affiliates of the lenders under the New Credit Agreement and the Credit Agreement.

                  SECTION 1.02. Section 4.01 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "The Company shall pay, or cause to be paid, the principal of and interest on the Securities on the dates and in the manner provided herein and in the Securities; provided, however, that Holders that consented to the Proposed Amendments (as defined in the Consent Solicitation Statement) will receive quarterly interest payments on January 15, April 15, July 15 and October 15 of each year, commencing April 15, 2001. The record dates for such interest payments shall be the preceding January 1, April 1, July 1 and October 1. Principal or interest shall be considered paid on the date due if the Trustee or Paying Agent holds on that date money designated for and sufficient to pay all principal and interest payable in cash in each case as then due. The Company shall pay interest on overdue principal, as the case may be, at the rate specified therefor in the Securities."

                  SECTION 1.03. Section 4.09(b) of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "(b) Notwithstanding the foregoing, there may be issued the following Debt:

                           (1) The Securities;

                           (2) (i) Debt of the Company Issued to and held by a Wholly-Owned Recourse Subsidiary of the Company and (ii) Debt of a Recourse Subsidiary of the Company Issued to and held by the Company or a Wholly-Owned Recourse Subsidiary of the Company; provided that any


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         subsequent transfer of such Debt (other than to the Company or to a
         Wholly-Owned Recourse Subsidiary of the Company) shall be deemed, in each case, to constitute the Issuance of such Debt by the Company or such Subsidiary;

                           (3) Debt the proceeds of which are used to acquire assets of the Company and its Subsidiaries; provided that, after giving effect to the Issuance of any such Debt that otherwise complies with this clause (3), the aggregate amount of all Debt then outstanding at any time under this clause (3), including all Refinancings thereof then outstanding, shall not at any time exceed $60,000,000;

                           (4) Acquired Debt;

                           (5) (x) Debt outstanding on the Issue Date (including the Deferred Coupon Notes and the 2006 Notes) and (y) Debt Issued to Refinance any Debt permitted by clause (a), this clause (5) or by clauses (1), (3), (7), (9) and (10) of this Section 4.09(b); provided that, in the case of a Refinancing, (i) the amount of the Debt so Issued shall not exceed the principal amount or the accreted value (in the case of Debt Issued at a discount) of the Debt so Refinanced plus, in each case, the reasonable costs incurred by the issuer in connection with such Refinancing, (ii) the Average Life and Stated Maturity of the Debt so Issued shall equal or exceed that of the Debt so Refinanced,
         (iii) the Debt so Issued shall not rank senior in right of payment to the Debt being Refinanced, (iv) if the Debt being Refinanced does not bear interest in cash prior to a specified date, the Refinancing Debt shall not bear interest in cash prior to such specified date, (v) if the Debt being Refinanced is Debt permitted by clause (3), such Refinancing Debt is not secured by any assets not securing the Debt so Refinanced or improvements or additions thereto, or replacements thereof, and (vi) the obligors with respect to the Refinancing Debt shall not include any Persons who were not obligors (including predecessors thereof) with respect to the Debt being Refinanced;

                           (6) Non-Recourse Debt of a Non-Recourse Subsidiary of the Company and Guarantees of Non-Recourse Debt of Non-Recourse Subsidiaries which Guarantees are recourse only to the stock of the Non-Recourse Subsidiaries;

                           (7) Debt under the Credit Agreement in an aggregate principal amount not to exceed $110,000,000;

                           (8) Debt secured by Receivables, including to Refinance the Receivables Financing Agreement, provided that the amount of such Debt does not exceed 85% of the face amount of the Receivables;

                           (9) Debt represented by the Other Indebtedness or any Refinancing thereof;



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                           (10) Debt represented by the New Credit Agreement in
         an aggregate principal amount not to exceed $100,000,000;

                           (11) Debt permitted to be incurred under the Credit Agreement or the New Credit Agreement as each such agreement was in effect on the effective date of the New Credit Agreement; and

                           (12) Beginning on the first anniversary of the effective date of the New Credit Agreement, Debt (other than Debt identified in clauses (1) through (11) above) in an aggregate principal amount outstanding at any one time not to exceed $30,000,000."

                  SECTION 1.04. (a) Sections 4.10(a) and (b) of the Indenture are hereby amended by adding the clause "Subject to Section 4.10(c) below," at the beginning of each such section.

                  (b) Section 4.10 of the Indenture is hereby further amended by adding a new clause (c) to read as follows:

                  "Notwithstanding the foregoing, until the date that is the third anniversary following the effective date of the New Credit Agreement, the Company will be permitted to make a Restricted Payment to the extent, and only to the extent, that such payment is permitted by the terms of the Credit Agreement or the New Credit Agreement as each such agreement was in effect on the effective date of the New Credit Agreement. Following the date that is the third anniversary of the effective date of the New Credit Agreement, the Company will only be permitted to make Restricted Payments pursuant to paragraph 4.10(a) above in an aggregate principal amount not to exceed $15,000,000 in any fiscal year."

                  SECTION 1.05. Section 4.11 of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "Limitation on Liens. The Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, incur or suffer to exist any Liens upon their respective property or assets whether owned on the Issue Date or acquired after such date, or on any income or profits therefrom, unless the Securities are equally and ratably secured by such Lien; provided that if the Debt secured by such Lien is subordinate or junior in right of payment to the Securities then the Lien securing such Debt shall be subordinate or junior in priority to the Lien securing the Securities at least to the same extent as such Debt is subordinate or junior to the Securities.

                  The foregoing restrictions shall not apply to:


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                  (1) Liens existing on the Issue Date;

                  (2) Permitted Liens;

                  (3) Purchase money Liens on assets of the Company and its Subsidiaries or improvements or additions thereto existing or created within 180 days after the time of acquisition of or improvements or additions to such assets, or replacements thereof; provided that (i) such acquisition, improvement or addition is otherwise permitted by this Indenture, (ii) the principal amount of Debt (including Debt in respect of Capitalized Lease Obligations) secured by each such Lien on each asset shall not exceed the cost (including all such Debt secured thereby, whether or not assumed) of the item subject thereto, and such Liens shall attach solely to the particular item of property so acquired, improved or added and any additions or accessions thereto, or replacements thereof, and (iii) the aggregate amount of Debt secured by Liens permitted by this clause (3) shall not at any time exceed $30,000,000;

                  (4) Liens to secure Refinancing of any Debt secured by Liens described in clauses (l)-(3) above and (5) below; provided that (i) Refinancing does not increase the principal amount of Debt being so Refinanced and (ii) the Lien of the Refinancing Debt does not extend to any asset not securing the Debt being Refinanced or improvements or additions thereto, or replacements thereof;

                  (5) Liens securing Acquired Debt; provided that (i) any such Lien secured the Acquired Debt at the time of the incurrence of such Acquired Debt by the Company or by one of its Subsidiaries and such Lien and Acquired Debt were not incurred by the Company or any of its Subsidiaries or by the Person being acquired or from whom the assets were acquired in connection with, or in anticipation of, the incurrence of such Acquired Debt by the Company or by one of its Subsidiaries and
         (ii) any such Lien does not extend to or cover any property or assets of the Company or of any of its Subsidiaries other than the property or assets that secured the Acquired Debt prior to the time such Debt became Acquired Debt of the Company or of one of its Subsidiaries;

                  (6) Liens on Receivables securing Debt permitted by Section 4.09(b)(8);

                  (7) Liens securing intercompany Debt permitted by Section 4.09(b)(2);

                  (8) Liens securing the Credit Agreement, the New Credit Agreement and the Other Indebtedness (including Liens to be granted in connection with any Refinancing of the Credit Agreement, the New Credit Agreement and the Other Indebtedness);



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                  (9) Liens permitted under the Credit Agreement or the New
         Credit Agreement as each such agreement was in effect on the effective date of the New Credit Agreement; and

                  (10) Beginning on the first anniversary of the effective date of the New Credit Agreement, Liens on assets of the Company and its Subsidiaries in addition to those referred to in clauses (1)-(9), provided that such Liens only secure Debt of the Company and its Subsidiaries in an aggregate amount not to exceed at any one time outstanding $30,000,000."

                  SECTION 1.06. (a) Section 4.13(6) of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "the Credit Agreement, the Receivables Financing Agreement, other Debt existing on the Issue Date or the New Credit Agreement; and"

                  (b) Section 4.13(7) of the Indenture is hereby amended and restated in its entirety to read as follows:

                  "any Refinancing of the Credit Agreement, the Receivables Financing Agreement, any such other Debt existing on the Issue Date or the New Credit Agreement; provided that the terms and conditions of any such Refinancing agreements relating to the terms described under clauses (a)-(d) above are no less favorable to the Company than those contained in the agreements governing the Debt being Refinanced."

                  SECTION 1.07. A new Section 6.13 is hereby added to the Indenture to read as follows:

                  "Notification to Collateral Agent. If an Event of Default occurs and is continuing, the Trustee shall notify the Collateral Agent (as defined in the Collateral Agent Agreement) of such default pursuant to the terms of the Collateral Agent Agreement and take any action as may be required thereby."

                  SECTION 1.08. Section 9.01 of the Indenture is hereby amended by adding a new paragraph (7) to read as follows:

                  "(7) to secure the Securities as contemplated by the first paragraph of Section 4.11 hereof."



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                                   ARTICLE II

                                   GUARANTEES

                  SECTION 2.01. Guarantee. Subject to Section 2.07, each Guarantor, jointly and severally, hereby unconditionally and irrevocably guarantees to each Holder (a "Guaranty"), the following obligations: (a) the full and punctual payment of principal, premium, if any, and interest on the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Issuers under the Indenture and the Securities and (b) the full and punctual performance within applicable grace periods of all other obligations of the Issuers under the Indenture (including, without limitation, the compensation and other payment obligations to the Trustee thereunder) and the Securities (all the foregoing being hereinafter collectively called the "Guaranteed Obligations"). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Guarantor and that such Guarantor will remain bound under the terms hereof notwithstanding any extension or renewal of any Guaranteed Obligation.

                  Each Guarantor agrees that its Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

                  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, the Issuers, any Subsidiary thereof or any other Person, and, subject to Section 2.05, a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, the Issuers, any Subsidiary thereof or any other Person and whether or not any other Guarantor, the Issuers or any Subsidiary thereof be joined in any such action or actions. Any payment by the Issuers or any Subsidiary thereof or other circumstance which operates to toll any statute of limitations as to the Issuers or any such Subsidiary shall operate to toll the statute of limitations as to each Guarantor.

                  SECTION 2.02. Unconditional Obligations. This Guaranty shall not be discharged except by complete performance of the Guaranteed Obligations as contemplated in the Indenture and the Securities. The obligations of each Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Issuers or any other Person under the Indenture, the Securities or any other agreement or otherwise; (b) any extension or renewal of any agreement referred to in clause (a) of this paragraph; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of the Indenture, the Securities or any other agreement; (d) the release of any security held by or for the benefit of any Holder or the Trustee for the Guaranteed Obligations or any of them; (e) the failure of any Holder or Trustee to exercise any right or remedy against any other Guarantor of the Guaranteed Obligations or any other Person; or (f) except as provided in Section 2.08 of this Second Supplemental


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Indenture, any change in the ownership of such Guarantor. Each Guarantor hereby waives notice of acceptance of this Guaranty and notice of any liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, protest, notice of dishonor or any right to require a proceeding or the taking of other action by the Trustee or any Holder against, and any other notice to, any other Guarantor or the Issuers.

                  SECTION 2.03. Continuing Guaranty. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Holder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Holder would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Holder to any other or further action to any circumstances without notice or demand. It is not necessary for any Holder to inquire into the capacity or powers of the Issuers or any Subsidiary thereof or the officers, directors, partners or agents acting or purporting to act on its behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

                  SECTION 2.04. Subrogation; Acceleration. Each Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranteed Obligations may be accelerated as provided in Article VI of the Indenture for the purposes of such Guarantor's Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VI of the Indenture, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purposes hereof.

                  SECTION 2.05. Enforcement. The Holders agree that this Guaranty may be enforced only by the action of the Trustee in accordance with the terms of the Indenture and that no other Holders shall have any right individually to seek to enforce this Guaranty. The Holders further agree that this Guaranty may not be enforced against any director, officer, employee, or stockholder of any Guarantor (except to the extent such stockholder is also a Guarantor hereunder).

                  SECTION 2.06. Covenants. Each Guarantor agrees that its Guaranteed Obligations hereunder are senior Indebtedness of such Guarantor and such Guaranteed Obligations shall not be subordinate to any existing or future obligations of such Additional Guarantor. Each Guarantor further covenants and


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agrees that on and after the date hereof such Guarantor will comply (as a
Recourse Subsidiary of the Company), and will cause each of its Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in the Indenture, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that it is not in violation of any provision, covenant or agreement contained in the Indenture, and so that no Default or Event of Default, is caused by the actions of such Guarantor or any of its Subsidiaries.

         Each Guarantor hereby jointly and severally agrees to pay all reasonable out-of-pocket costs and expenses of each Holder in connection with the enforcement of this Guaranty and of the Trustee in connection with any amendment, waiver or consent relating hereto (including in each case, without limitation, the reasonable fees and disbursements of counsel employed by each Holder).

                  SECTION 2.07. Limitation on Liability. Each Guarantor hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act or any similar Federal or state law. Accordingly, each Guarantor hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws, and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance

                  SECTION 2.08. Miscellaneous. (a) This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Holders and their successors and assigns.

                  (b) Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby and with the written consent of the holders of a majority in aggregate principal amount of the Securities then outstanding.

                  (c) All notices, requests, demands or other communications pursuant hereto shall be made in accordance with Section 10.02 of the Indenture.

                  (d) In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of the Indenture and the proceeds of such sale, disposition or liquidation are applied, to the extent applicable, in accordance with the provisions of the Indenture, such Guarantor shall upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to the Company or another Subsidiary thereof) be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor terminate, and have no further force or effect. At the request of


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the Company, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

                                   ARTICLE III

                                  MISCELLANEOUS

                  SECTION 3.01. Effectiveness. This Second Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuers, the Guarantors and the Trustee, but Articles I and II shall not become operative unless and until the Requisite Consents (as defined in the Consent Solicitation Statement) are received and the New Credit Agreement and the Credit Agreement become effective. In the event of any termination of the Consent Solicitation set forth in the Consent Solicitation Statement or in the event that Requisite Consents are not received, Articles I and II of this Second Supplemental Indenture shall be null and void and of no force or effect.

                  SECTION 3.02. Confirmation. This Second Supplemental Indenture and the Indenture shall henceforth be read together. Except as expressly set forth herein, the Indenture shall remain unchanged and is in all respects confirmed and preserved.

                  SECTION 3.03. Counterparts. This Second Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

                  SECTION 3.04. Governing Law. This Second Supplemental Indenture shall be governed by the laws of the State of New York without regard to the principles of conflicts of laws. The Trustee, the Issuers, the Guarantors and the Holders agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture or this Second Supplemental Indenture.





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                  IN WITNESS WHEREOF, the parties hereto caused this Second
Supplemental Indenture to be signed and acknowledged by their respective officers thereunto duly authorized as of the day and year first-above written.




                    BUILDING MATERIALS CORPORATION OF AMERICA



                    By: /s/ Susan B. Yoss
                       --------------------------------------------
                               Name: Susan B. Yoss
                               Title: Senior Vice President
                                      and Treasurer


                    BUILDING MATERIALS MANUFACTURING CORPORATION



                    By: /s/ Susan B. Yoss
                       --------------------------------------------
                               Name: Susan B. Yoss
                               Title: Senior Vice President
                                      and Treasurer



                    BUILDING MATERIALS INVESTMENT CORPORATION

                    By: /s/ Susan B. Yoss
                       --------------------------------------------
                               Name: Susan B. Yoss
                               Title: Senior Vice President
                                      and Treasurer



                    THE BANK OF NEW YORK,
                    as Trustee

                    By: /s/ Signature Illegible
                       --------------------------------------------
                               Name:
                               Title:





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

                    BMC WAREHOUSING INC.
                    BMCA GOLDSBORO, INC.
                    BMCA INSULATION PRODUCTS INC.
                    DUCTWORK MANUFACTURING CORPORATION
                    EXTERIOR TECHNOLOGIES CORPORATION
                    GAF KALAMAZOO ACQUISITION CORP.
                    GAF LEATHERBACK CORP.
                    GAF MATERIALS CORPORATION (CANADA)
                    GAF PREMIUM PRODUCTS INC.
                    GAF REAL PROPERTIES, INC.
                    GAFTECH CORPORATION
                    INTEC MARINE INC.
                    LL BUILDING PRODUCTS INC.
                    PEQUANNOCK VALLEY CLAIM SERVICE COMPANY, INC.
                    SOUTH PONCA REALTY CORP.
                    TOPCOAT, INC.
                    USI MATERIALS INC.
                    U.S. INTEC, INC.
                    US INTEC HOLDINGS INC.
                    WIND GAP REAL PROPERTY ACQUISITION CORP., as Additional Guarantors


                    By:   /s/ Susan B. Yoss
                         --------------------------------------------------
                             Name: Susan B. Yoss
                             Title: Senior Vice President and Treasurer





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